Exhibit 99.1
                                  PRESS RELEASE

                  (For Further Information Contact: Tom Frank,
                    Chief Financial Officer (215) 873-2200)

                MOTHERS WORK, INC. ANNOUNCES CLOSURE OF REMAINING
            EPISODE DIVISION STORES AND RELATED NONRECURRING CHARGES

         PHILADELPHIA, PA, September 21 -- Mothers Work, Inc. (Nasdaq: MWRK) today announced that it will sell or close the remaining stores in its Episode(R) non-maternity bridge women's apparel business to eliminate the losses from that business. The Company has signed a definitive agreement to sell 24 of the 30 remaining Episode locations to The Wet Seal, Inc. (Nasdaq: WTSLA) for $2.8 million. The sale, expected to close December 1, 1998, is subject to customary closing conditions including receipt of required landlord consents and other third party approval. The Company will close the remaining 6 locations by December 31, 1998. Assuming the transaction with The Wet Seal, Inc. is completed as planned, the Company expects to record a nonrecurring charge of $13.5 million in the fourth fiscal quarter for costs associated with the sale or closing of these stores. The cash portion of the charge, approximately $5.1 million, is expected to be paid out through the first quarter of fiscal 1999. The Company expects to receive cash of approximately $7.5 million from the sale of Episode related inventory through October 1998. The Company expects to report a substantial operating loss for the fourth quarter and the fiscal year ended September 30, 1998, largely attributable to the Episode division.

         The Wet Seal, Inc. is a specialty retailer currently operating 418 stores in 42 states and Puerto Rico. The Wet Seal plans to convert the majority of the stores to its Arden B concept.

         Mothers Work is the Real Time Retailer(TM), using its custom TrendTrack(TM) computer systems and quick response replenishment process to "give the customer what she wants, when she wants it." Mothers Work operates 613 locations, including 583 maternity clothing locations and 30 Episode upscale "bridge" women's apparel stores which will be eliminated with this action.

         The Company cautions that any forward-looking statements (as such term is defined in the Private Securities Litigation Reform Act of 1995) contained in this press release or made from time to time by management of the Company involve risks and uncertainties, and are subject to change based on various important factors. The following factors, among others, in some cases have affected and in the future could affect the Company's financial performance and actual results and could cause actual results for fiscal 1998 and beyond to differ materially from those expressed or implied in any such forward-looking statements: changes in consumer spending patterns, consumer preferences and overall economic conditions, the impact of competition and pricing, continued availability of capital and financing, ability to develop and source merchandise, and other factors affecting the Company's business beyond the Company's control.

         Episode America, a division of Mothers Work, Inc., is licensed to use the EPISODE(R) trademark by Episode USA, Inc.